CANWEST BROADCASTING AND NBC UNIVERSAL DOMESTIC TELEVISION DISTRIBUTION ANNOUNCE GROUNDBREAKING NEW AGREEMENT

CANWEST ACQUIRES SLATE OF PRIMETIME SERIES AHEAD OF LOS ANGELES SCREENINGS

NEW SERIES INCLUDE "KNIGHT RIDER", "MY OWN WORST ENEMY", "KATH & KIM" & THE SPIN-OFF OF "THE OFFICE"

(TORONTO – May 6, 2008) – In an unprecedented move, Canwest Broadcasting and NBC Universal Domestic Television Distribution confirmed today that, for the first time, the companies have completed an agreement in advance of the annual Los Angeles Screenings. Canwest has acquired several new and returning programs slated for broadcast on its Canadian over-the air networks Global Television and E! for the 2008/09 season.  The deal also includes programming for Canwest’s stable of twenty-one specialty cable channels.

New programs acquired by Canwest that will premiere this Fall include the highly-anticipated new “KNIGHT RIDER” series; hot Christian Slater drama “MY OWN WORST ENEMY”; hilarious new comedy “KATH AND KIM” starring Molly Shannon and Selma Blair; plus slated for mid-season, the buzz-worthy spin-off of primetime hit “THE OFFICE”.

Canwest has also renewed successful returning NBC Universal Television Domestic Distribution hits including Canada’s #1 Drama “HOUSE”; fan favourite “HEROES"; the Emmy-Award winning comedy “THE OFFICE”; the inspiring reality show “THE BIGGEST LOSER” and the critically-acclaimed series “LIFE” and “FRIDAY NIGHT LIGHTS".

“We are thrilled to partner with NBC Universal Domestic TV Distribution to announce this landmark deal,” commented Barbara Williams, Executive Vice President, Content, Canwest Broadcasting. “As the television landscape continues to evolve, Canwest is proud to be in business with one of the industry’s most innovative companies. We look forward to offering our viewers an incredible lineup of new and returning programming from NBC Universal with impressive pedigree and star power.”

“Our strategy to get out in front with advertisers this year provided us with an opportunity to have meaningful discussions about our new fall programming with our broadcast and cable partners earlier than we ever have," says Ron Suter, SVP and General Manager, NBC Universal Television Distribution Canada. "And we are thrilled that Canwest was able to come away from our meetings and agree to this unprecedented, wide-ranging deal for many of our upcoming and returning series."

New programming for the upcoming fall and winter TV seasons include the highly anticipated spin-off of “THE OFFICE” created by Greg Daniels, the executive producer of the Emmy Award-winning hit series (U.S. version).

On the heels of the recent hit sequel movie event, the iconic 1980's television classic “Knight Rider” comes roaring back to life as a reinvented, updated and super-charged action series showcasing the new KITT (Knight Industries Three Thousand).  "KNIGHT RIDER" stars Justin Bruening ("Cold Case"), Deanna Russo ("NCIS"), Sydney Tamiia Poitier ("Veronica Mars") and Bruce Davison ("Breach") with Val Kilmer as the voice of KITT.  David Bartis ("Heist," "The O.C."), Doug Liman ("Mr. and Mrs. Smith," "The Bourne Identity") and Gary Scott Thompson (“Las Vegas”, “The Fast and The Furious”) are executive producers.

Christian Slater (“Bobby”) is “MY OWN WORST ENEMY” and stars as Henry Spivey, a middle-class efficiency expert living a humdrum life in the suburbs with a wife, two kids, a dog, and a minivan. Edward Albright is an operative who speaks 13 languages, runs a four-minute mile, and is trained to kill with his teeth. Henry and Edward are polar opposites who share only one thing in common - the same body. Who can you trust when you can't trust yourself?  Jason Smilovic (“Kidnapped”) is the executive producer and David Semel (director of the “American Dreams”, “Heroes” and “Life” pilots) is the director and executive producer.

Molly Shannon (NBC’s “Saturday Night Live”) and Selma Blair (“Hellboy”, “Hellboy II”) star in “KATH & KIM”, a dysfunctional mother/daughter duo in suburbia. Based on the most successful comedy in Australia of the same name, Kath and Kim are two brassy women who prefer the finer things in life like acrylic nails, big hair and faux diamond chips. The executive producer/writer is Michelle Nader (“The King of Queens”) and the executive producer/director is Paul Feig (“Freaks and Geeks”, “The Office”).

About Canwest Broadcasting:
Canwest Broadcasting operates two conventional television networks, Global Television and E!, and twenty-one of the country’s most popular specialty channels, including HGTV, Mystery TV, National Geographic Channel, Showcase, Slice™ and TVtropolis. Canwest Broadcasting is a division of Canwest Media Inc.

About Canwest Media Inc:
Canwest Media Inc is a subsidiary of Canwest Global Communications Corp. (www.canwest.com; TSX: CGS and CGS.A).
An international media company, Canwest is Canada's largest publisher of paid English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites and radio stations in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

About NBC Universal Domestic Television Distribution:
NBC Universal is a leader in providing entertainment programming to the domestic and international marketplaces. This includes distribution of current and library film and television product, including formats and non-scripted programming, in the pay, free, and basic markets, as well as the domestic syndication of first-run syndicated TV programs and theatrical and TV movie packages.

For media inquiries, please contact:

Caroline Lennox, Director of Publicity, Conventional Networks
416-934-7843
clennox@canwest.com

Alexis Rouse, Director of Publicity, NBC Universal TV Distribution
818-777-2702
Alexis.rouse@nbcuni.com